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           UNITED STATES                                 OMB APPROVAL
 SECURITIES AND EXCHANGE COMMISSION         ----------------------------------
                                             OMB Number:            3235-0237
      WASHINGTON, D.C. 20549                 Expires:          April 30, 2009
                                             Estimated average burden
            FORM N-54A                       hours per response  . . . . .0.5
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             NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTIONS 55
             THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED
                      PURSUANT TO SECTION 54(A) OF THE ACT

The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of section 54(a) of the Investment Company Act of 1940 (the "Act"), to be subject to the provisions of sections 55 through 65 of the Act and, in connection with such notification of election, submits the following information:

Name:  Liberator BDC Inc.
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Address of Principal  Business  Office (No. & Street, City, State, Zip Code):
1 Dock Street, Suite 525, Stamford, CT 06902
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Telephone Number (including area code): (203) 509-3330
                                        ----------------------------------------

Name and address of agent for service  of  process: Edward J. Wegel, Liberator
                                                    ----------------------------
BDC Inc., 1 Dock Street, Suite 525, Stamford, CT 06902
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    Check one of the following:

[X] The company has filed a registration statement for a class of equity securities pursuant to section 12 of the Securities Exchange Act of 1934. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed: 000-51721
                                        ----------------------------------------

[ ] The company is relying on rule 12g-2 under the Securities Exchange Act of 1934 in lieu of filing a registration statement for a class of equity securities under that Act.

The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of the company: Not applicable.
                                          --------------------------------------

The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of any subsidiary of the company: Not applicable.
                                                            --------------------

The undersigned company certifies that it is a closed-end company organized under the laws of Delaware and with its principal place of business in Connecticut; that it will be operated for the purpose of making investments in securities described in section 55(a)(1) through (3) of the Investment Company Act of 1940; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act.

    Pursuant to the requirements of the Act, the undersigned company has caused this notification of election to be subject to sections 55 through 65 of the Investment Company Act of 1940 to be duly signed on its behalf in the city of Stamford and state of Connecticut on the 2nd day of January, 2008.

[SEAL]                            Liberator BDC Inc.

                                  By:   /s/ Edward J. Wegel
                                        -----------------------------------
                                        Name:  Edward J. Wegel
                                        Title: Chief Executive Officer and Chief
                                               Compliance Officer

Attest: /s/ Joe R. Reeder
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        Name:  Joe R. Reeder
        Title:  Director


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SEC 1937 (10-03)